CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K/A

 (Amendment No. 2)

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): September 14, 2012

Radient Pharmaceuticals Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other
jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039

(Address of principal executive offices (zip code))

714-505-4461

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into Material Definitive Agreements

On July 17, 2012, we filed a Form 8-K to disclose a license agreement we entered into with Global Cancer Diagnostics, Inc. ("GCDx") in order to commercialize certain of our intellectual property in the form of a Lung Cancer test (the “Agreement”). Section 3.1 of the Agreement was amended on August 23, 2012 (the “Amendment”), with the remainder of the Agreement unchanged. Pursuant to the Amendment, GCDx will pay us an upfront license fee of $250,000 immediately upon receipt of funds from the first closing of its current financing for approximately $2,000,000, which was anticipated to close no later than September 15, 2012.

On September 14, 2012, we agreed to further amend Section 3.1 of the Agreement and replace it with the following:

“GCDx will pay a License Fee of Two Hundred and Eighty Thousand Dollars ($280,000) to RXPC immediately upon receipt of it funding in the amount of Two Million dollars, or on or before October 1, 2012. As of the date of this amendment, GCDx has paid a total of US$6,000 towards this licensing fee.”

Other than the above-mentioned change, the remainder of the Agreement remains unchanged and in full force. A copy of the Amendment dated September 14, 2012 is being filed as Exhibit 10.1 hereto.

Section 8 – Other Events

Item 8.01 – Other Events

On September 4, 2012, the lawsuit Ironridge Global IV, Ltd. filed against us on December 8, 2010, in the Superior Court of California, Los Angeles County claiming breach of contract and seeking damages in excess of $30.0 million was dismissed by the Court, without prejudice, upon motion by the Plaintiff.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Amendment to Agreement with Global Cancer Diagnostics, Inc. dated September 14, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT

PHARMACEUTICALS CORPORATION

By:	/s/ Douglas C. MacLellan
Name:	Douglas C. MacLellan
Title:	Chairman & CEO

Dated: September 18, 2012